EXHIBIT 99.1

Two Rivers to Acquire Hemp Farming and CBD Extraction Assets of Monteverde Partners

Two Rivers Water & Farming Company (OTCQB: TURV) announced today its wholly owned subsidiary, Vaxa Global, LLC (Vaxa) has reached agreements with Montverde Partners, LLC (Montverde) to acquire extraction equipment, seeds and clones inventory and full ownership of the 2019 hemp crop from the Butte Valley farm. Monteverde is a joint venture partner of Vaxa in the Butte Valley hemp farming operation near Walsenburg, CO.

The agreements call for Vaxa to take ownership of over $900,000 in extraction and processing equipment purchased by Montverde since 2017. Additionally, Montverde will transfer the full ownership of the 2019 hemp crop in Butte Valley farm which is expected to be harvested in October, along with the full seed and clone inventory of Montverde which will be recognized in Two Rivers’ inventory during the fourth quarter after the harvest. The agreements are expected to close prior to September 30, 2019.

“The acquisition of the Montverde assets further expands Two Rivers’ capacity as a leading hemp industry producer,” stated Greg Harrington, Managing Director of Vaxa. “Combined with Vaxa’s expertise, these additions will enable us to produce the high-yield, raw hemp material for our consumer products more efficiently in house and to put our Ekstract Labs plans into action. We expect to continue to build internal capacity as we seek to capitalize on the tremendous opportunity the emerging CBD market presents.”

The acquisitions will be paid for without dilution to existing Two Rivers shareholders through the mutual cancelation of liabilities of Montverde to the company under their Exclusive Distribution and Farm Lease Agreements as well as the allocation of a portion of the Two Rivers shares owned by Easby Land & Cattle, LLC (Easby) from the acquisition of Vaxa on July 31, 2019. Easby will contribute the purchased equipment to Vaxa at no cost as a follow on to the acquisition. Although the acquisition was previously contemplated, it was not finalized until after the closing of the Vaxa transaction when the shares became available to Easby.

About Two Rivers

Two Rivers is a Colorado-based agribusiness company pursuing a mission to become a leading hemp-based seed-to-sale operator. The company owns agricultural land and water rights in Southern Colorado where it grows various strains of hemp with proprietary genetics. Two Rivers sells biomass, processes and extracts phytocannabinoids and is developing a consumer brand based on its Nature’s Whole Spectrum(TM) approach. To learn more about Two Rivers, visit www.2riverswater.com and www.vaxaglobal.com.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this news release, and Two Rivers assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Investor Relations:

Two Rivers Water & Farming Company

info@2riverswater.com

Media Contact:

Cassandra Dowell

CMW Media

858-264-6600

cassandra@cmwmedia.com